Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Developers Diversified Realty Corporation of our report dated February 21, 2007, except with respect to our opinion on the consolidated financial statements in so far as they relate to the effects of the discontinued operations as discussed in Note 24, as to which the date is November 9, 2007, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Developers Diversified Realty Corporation’s Current Report on Form 8-K dated November 9, 2007.
/s/ PricewaterhouseCoopers LLP
Cleveland, OH
November 9, 2007